Exhibit 10.1

TRANSITION AND CONSULTATION AGREEMENT
AND GENERAL RELEASE

THIS TRANSITION AND CONSULTATION AGREEMENT AND GENERAL RELEASE (the “Transition Agreement”) is entered into by Joseph L. Lovejoy, currently residing at — (hereinafter referred to as “Lovejoy”) and Fisher Communications, Inc. a Washington State corporation, with offices at 140 4th Ave N – Suite 500, Seattle, WA 98109(hereinafter referred to as “Fisher”).

RECITALS

A. Lovejoy began employment with Fisher on April 5, 2004 and is currently employed as Chief Financial Officer for Fisher. By mutual agreement, Fisher and Lovejoy have decided to terminate their employment relationship and all rights and obligations thereunder except as otherwise provided herein and to enter into this Transition Agreement. Lovejoy announced his resignation and the company accepted on or about October 27, 2010, effective December 31, 2010.

B. Lovejoy and Fisher wish to enter into an agreement to establish a consulting relationship and to resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. This Transition Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

Lovejoy’s employment with Fisher will terminate by mutual agreement effective December 31, 2010 (the “Transition Date”). Before the Transition Date, Lovejoy will cooperate with Fisher in performing his duties and beginning the transition of his role as Chief Financial Officer. Lovejoy also agrees that, up to and including the Transition Date, he will direct to Fisher’s Chief Executive Officer any and all inquiries he may receive from any bank, private equity fund or similar entity about Fisher’s business or financial status and/or strategy rather than responding to any such inquiry himself. Following the Transition Date, Lovejoy’s duties to Fisher will be limited to those consulting services specified under this Transition Agreement. Fisher will pay Lovejoy his regular pay and pay for any accrued, unused vacation on the first regular payroll date contemporaneous with or following the Transition Date. Fisher will also pay Lovejoy any cash bonus for 2010 performance earned under the Fisher Management Short Term Incentive Plan at the same time other executive bonuses are paid.

2.	SEPARATION PAYMENT

As consideration for Lovejoy’s obligations under this Transition Agreement, Fisher will pay Lovejoy a lump sum separation payment in the gross amount of $156,323.52, less any legally required withholding and deductions. Such payment shall be made by 12/31/10 after the agreement is executed and returned to Fisher no later than 12/22/10.

3.	POST-EMPLOYMENT BUSINESS PLANNING SERVICES

Fisher will pay up to a maximum of $10,000 to Waldron & Co. for post-employment business planning services provided to Lovejoy to assist him in his transition to financial and strategic consultancy work.

4.	CONSULTING DUTIES AND FEES

From January 1, 2011 through December 31, 2011, or such earlier date as provided herein (the "Consulting Period”), Lovejoy will provide consulting services to Fisher through his financial consulting firm as may be requested by Fisher, including general financial and strategic consulting. As compensation for Lovejoy’s consulting services, Fisher will pay Lovejoy’s consulting firm a fee of $8,500 (the “Consulting Fee”) for up to 40 hours of service per month (the “Consulting Fee”), payable on or before the last day of each calendar month in 2011. If before December 31, 2011, Lovejoy obtains full-time employment with an organization other than his self-employment through his financial consulting firm, Lovejoy agrees to notify Fisher immediately, after which his consulting services for and Consulting Fee from Fisher will cease. In that circumstance, Fisher’s final Consulting Fee will be paid on or before the last day of the calendar month in which Lovejoy last performs consulting services for Fisher. In addition to all other available rights or remedies either party may, terminate the Consulting Period in the event that the other party materially breaches any of its covenants, agreements or obligations contained in this Transition Agreement. If, upon Lovejoy’s material breach hereunder, Fisher terminates this Transition Agreement, Fisher will have no further obligation to pay the Consulting Fee. If, upon Fisher’s material breach hereunder, Lovejoy terminates this Transition Agreement, Fisher shall immediately pay Lovejoy the greater of: (i) the Consulting Fee owed to Lovejoy, or (ii) a lump sum amount equal to the aggregate monthly total that would have been due for the remaining unexpired term of the Consulting Period.

5.	RETURN OF PROPERTY

Lovejoy agrees that he will by the Transition Date turn over to Fisher all files, memoranda, records, and other documents or physical property which he received from Fisher or its employees or generated himself (collective, “Fisher Records”) in the course of his employment. During the Consulting Period, Fisher will provide Lovejoy with such Fisher Records and other materials it determines are necessary to carry out his consulting services. Immediately at the end of the Consulting Period, Lovejoy will turn over to Fisher all Fisher Records which he received from Fisher or its employees or generated himself during the Consulting Period.

6.	CONFIDENTIALITY OF FISHER’S PROPRIETARY INFORMATION

Lovejoy understands and acknowledges that, in the course of his employment with Fisher, Fisher entrusted him with certain Proprietary Information (as defined below) of Fisher and its direct and indirect subsidiaries (the “Subsidiaries”). Lovejoy is fully aware of Fisher’s need to protect its Proprietary Information. Lovejoy agrees not to reveal or disclose any of Fisher’s Proprietary Information or trade secrets to any person, firm, corporation, or entity unless required to do so by a valid subpoena or unless being required to maintain such confidentiality would be in violation of the law. Lovejoy further agrees not to use any of Fisher’s Proprietary Information or trade secrets for his own benefit or for the benefit of any third party without the express written authorization of Fisher’s Chief Executive Officer or General Counsel. For the purposes of this Agreement, “Proprietary Information” shall be defined as information that is not generally and publicly known about Fisher and/or Fisher’s business or Subsidiaries, whether disclosed to Lovejoy orally, visually or in writing, in any form, including without limitation all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, customer data, trade secrets, business methods, business processes, business techniques, business plans, data, graphs, charts, sound recordings and/or pictorial reproductions. Proprietary Information includes, but is not limited to, information about Fisher’s or its Subsidiaries’ board of directors (including matters discussed at board of directors’ meetings), financial status, business plans, strategic goals and any and all information classified by Fisher as confidential. Lovejoy hereby represents and warrants that he has not already acted inconsistently with the terms of this Section 6. This Section 6 is intended to and will apply in the broadest sense possible to information regarding Fisher’s business activities, plans, audience and clients and is not intended to be limited solely to matters which might meet the legal definition of “trade secrets” under Washington law. Should Lovejoy reveal or threaten to reveal Proprietary Information, Fisher shall be entitled to an injunction restraining Lovejoy from disclosing same, and/or from rendering any services to any entity to which said information has been, or is threatened to be, or would inevitably be, disclosed. The right to secure an injunction is not exclusive, and Fisher may pursue any other remedies it has against Lovejoy for a breach or threatened breach of this provision, including the recovery of damages.

7.	GENERAL RELEASE OF CLAIMS

Lovejoy expressly waives any claims against Fisher and its Subsidiaries and releases Fisher and it’s Subsidiaries (including all of their respective officers, directors, shareholders, managers, agents and representatives) from any claims that he may have in any way connected with his employment with Fisher and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on Fisher’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

Lovejoy represents that he has not filed any complaints, charges or lawsuits against Fisher or its Subsidiaries with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions. Lovejoy acknowledges and agrees that, other than the payments and benefits expressly set forth in this Transition Agreement, he has received all compensation to which he is entitled from Fisher, and he is not entitled to any other payments or benefits from Fisher or its Subsidiaries.

This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Transition Agreement, nor shall it preclude Lovejoy from filing a lawsuit for the exclusive purpose of enforcing his rights under this Transition Agreement.

8.	NON-DISPARAGEMENT; NON-SOLICITATION

The parties agree that neither they nor their principal employees will make comments that disparage the other party, its Subsidiaries, or its respective officers, directors or employees. Lovejoy also agrees that for a period of twelve (12) months after the Transition Date, he will not, directly or indirectly:

(a) divert or attempt to divert from Fisher (including its Subsidiaries), any business of any kind in which Fisher is engaged, including, without limitation, the solicitation of any past, present or prospective customer, supplier, vendor, or other person, or interfere with or disrupt the business relations of Fisher with its past, present, or prospective customers, suppliers, vendors, or other persons; or

(b) solicit, hire, recruit, or employ any person or entity who is employed by or has a contractual relationship with Fisher or its Subsidiaries or encourage any such person or entity to terminate such employment or contractual relationship with Fisher or its Subsidiaries for Lovejoy’s own benefit or for the benefit of any other person or entity.

9.	NON-COMPETITION

Lovejoy agrees that he will not, directly or indirectly, during his remaining employment with Fisher and for a period of one (1) year from the Transition Date, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include any entity that owns or operates, or is exploring or planning to own or operate, broadcasting outlets in Seattle, Washington, and/or Portland, Oregon. Lovejoy shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which Lovejoy is a general or limited partner or employee, (b) a corporation or association of which Lovejoy is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which Lovejoy is a member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Lovejoy of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly or privately held corporation, if Lovejoy has no other relationship with such corporation. Should Lovejoy violate or threaten to violate his obligations under this provision, Fisher shall be entitled to an injunction restraining Lovejoy from such violation. The right to secure an injunction is not exclusive, and Fisher may pursue any other remedies it has against Lovejoy for a breach or threatened breach of this provision, including the recovery of damages.

10. COOPERATION.

Prior to and after the Transition Date, Lovejoy agrees that he will reasonably cooperate with Fisher and its Subsidiaries, and any of their officers, directors, shareholders, or employees: (a) concerning requests for information about the business of Fisher or its Subsidiaries or Lovejoy’s involvement and participation therein, (b) in connection with any litigation, or investigation or review by Fisher or any federal, state or local regulatory, quasi-regulatory or self-governing authority, as any such litigation, investigation or review relates to events or occurrences that transpired while Lovejoy was employed by Fisher; and (c) with respect to transition and succession matters. Lovejoy’s cooperation shall include, but not be limited to (taking into account his personal and professional obligations, including those to any new employer or entity to which he provides services), being available to meet and speak with officers or employees of Fisher and/or Fisher’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by Fisher and/or Fisher’s counsel to effectuate the foregoing. Lovejoy shall be entitled to reimbursement, upon receipt by Fisher of suitable documentation, for reasonable and necessary travel and other expenses which he may incur at the specific request of Fisher and as approved by Fisher in advance and in accordance with its policies and procedures established from time to time.

11.	EFFECTIVE DATE

Lovejoy may have twenty-one (21) days from receipt of this Transition Agreement to review this Transition Agreement and consult with his attorney should he so desire, after which time the offer contained in this Transition Agreement will expire and may no longer be accepted. This Transition Agreement will be effective and enforceable when it is signed by Lovejoy and returned to Fisher (ATTN: Karen Aliabadi, Vice President, Human Resources and Administration email:kaliabadi@fsci.com). Lovejoy may rescind his acceptance of this Transition Agreement by written notice to Aliabadi within seven (7) days of his signing the Transition Agreement. The effective date of this Transition Agreement will be the first business day following the expiration of the seven-day rescission period. (“Effective Date”).

12. ARBITRATION OF DISPUTES

Subject to and except for the provisions of Sections 6 and 9 hereof, providing for injunctive relief, any controversies or claims arising out of or relating to this Transition Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Fisher and Lovejoy or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13.	SEVERABILITY

The provisions of this Transition Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Transition Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

14.	KNOWING AND VOLUNTARY AGREEMENT

The parties represent and agree that they have read this Transition Agreement, understand its terms and the fact that it releases any claim they might have against the other party and its agents, understands that they has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enter into this Transition Agreement without duress or coercion from any source.

15.	CHOICE OF LAW

This Transition Agreement shall be construed and enforced in accordance with the laws of the State of Washington without regard to the principles of conflicts of laws.

16.	ENTIRE AGREEMENT

This Transition Agreement sets forth the entire understanding between Lovejoy and Fisher and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of his employment with Fisher and the termination of the employment relationship. Lovejoy acknowledges that in executing this Transition Agreement, he does not rely upon any representation or statement by any representative of Fisher concerning the subject matter of this Transition Agreement, except as expressly set forth in the text of the Transition Agreement.

17. WAIVER

Any of the provisions of this Transition Agreement may be waived by the party entitled to the benefit thereof. Neither party will be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

18. AMENDMENT

This Agreement may not be amended or modified by the parties in any manner, except by an instrument in writing signed on behalf of each of the parties to which such amendment or modification applies by a duly authorized officer or representative.

19. NOTICES

Any notice or other communication to be given hereunder will be in writing and given by facsimile, postpaid registered or certified mail return receipt requested, or electronic mail. The date of receipt shall be deemed the date on which such notice is given and verified. Notice hereunder will be directed to a party at the address for such party set forth herein. Either party may change its address for notice purposes hereof on written notice to the other party in accordance with this Section 17. Any notice to Lovejoy will include a copy to:

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IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the dates indicated below.

Fisher Communications, Inc. /s/ Colleen B. Brown Colleen B. Brown Title: President and CEO Dated: 12/21/10	/s/ Joseph L. Lovejoy — Joseph L. Lovejoy Dated: 12/21/10